Exhibit 10.7

I-Bankers Securities, Inc.

2500 N Military Trail

Suite 160-A

Boca Raton, Florida 33431

September 24, 2025

Emmis Acquisition Corp.

515 E Las Olas Blvd, Suite 120

Fort Lauderdale, Florida 33301

Attn: Peter Goldstein

Ladies and Gentlemen:

This is to confirm our agreement (this “Agreement”) whereby Emmis Acquisition Corp., a Cayman Islands exempted company (“Company”), has requested I-Bankers Securities, Inc. (the “Advisor”) to assist it in connection with the Company effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-288530) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with its initial public offering (“IPO”).

1. Services and Fees.

(a) The Advisor will:

(i) Hold meetings with Company stockholders to discuss the Business Combination and the Target’s attributes;

(ii) Introduce the Company to potential investors to purchase the Company’s securities (the “Securities”) in connection with the Business Combination;

(iii) Assist the Company with the Company’s proxy statement or tender offer materials, but not the solicitation of proxies; and

(iv) Assist the Company with any press releases and filings related to the Business Combination or the Target.

(b) As compensation for the services to be provided hereunder, the Company will pay the Advisor a fee (the “Fee”) of 3.0% of the cash held in the trust account established in connection with the Company’s IPO as described in the Registration Statement (the “Trust Account”) immediately prior to the Business Combination, after redemptions; provided that in no event shall the cash portion of the Fee be less than $1,000,000. If a proposed Business Combination is not consummated or this Agreement is terminated pursuant to Section 11, no Fee shall be due or payable to the Advisor hereunder.

2. Expenses.

Upon either (i) Closing or (ii) the termination of this Agreement pursuant to Section 11, the Company shall reimburse the Advisor for all reasonable documented costs and expenses incurred by the Advisor (including documented fees and disbursements of outside counsel or any other advisor retained by the Advisor) (it being understood that the retention of any such advisor, other than legal counsel, shall be made with the prior written approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed) (collectively, “Reimbursable Expenses”) in connection with the performance of its services hereunder. Reimbursable Expenses shall be due and payable to the Advisor by wire transfer at the Closing from the Trust Account and shall in no event, exceed $20,000.

3. Company Cooperation.

(a) The Company will give the Advisor prompt written notice of the proposed Business Combination, and in no event later than at least 30 days prior to the first public announcement relating to the Business Combination. From the date on which such written notice is provided to the Advisor through the date of the consummation of such Business Combination, the Company will provide reasonable cooperation to the Advisor and its counsel as may be necessary for the efficient performance by the Advisor of its obligations hereunder. If requested by the Advisor:

(i) the Company will furnish or arrange to have furnished to the Advisor and its counsel, on a timely basis, all information (including financial information) in the Company’s control concerning the Company, the Target and the Business Combination as would generally be provided to underwriters in connection with underwritten public offerings of securities for due diligence purposes and, in addition, provide the Advisor and its counsel with access, on a timely basis, to the Company’s officers, directors, employees, affiliates, independent accountants, legal counsel and other agents, consultants and advisors (the “Representatives”) as reasonably requested by the Advisor in order to conduct such due diligence;

(ii) the Company will use commercially reasonable efforts, as requested by the Advisor, to cause the Target to, on a timely basis, furnish or arrange to have furnished to the Advisor and its counsel all information (including financial information) concerning the Target and the Business Combination as would generally be provided to underwriters in connection with underwritten public offerings of securities for due diligence purposes and, in addition, provide the Advisor and its counsel with access to the Target’s Representatives as reasonably requested by the Advisor in order to perform such due diligence;

(iii) the Company will provide the Advisor and its counsel with the right to review, and the opportunity to comment on, drafts of any (i) offering documents, as each may be amended or supplemented, including any information that is incorporated by reference therein (collectively, “Offering Documents”), (ii) contemplated public announcement (a “Public Announcement”), and (iii) registration statement, proxy statement and other written materials, as each may be amended or supplemented, including any information that is incorporated by reference therein, contemplated to be filed with, or furnished to, the Commission in connection with such Business Combination (collectively, the “Public Offering Materials” and, collectively with the Offering Documents and any Public Announcements, the “Offering Materials”). Provided that, incorporation of any comments, remarks or disclosures is at the sole discretion of the Company.;

(iv) the Company will deliver drafts of the Offering Materials to the Advisor a sufficient time prior to its filed or intended use to allow the Advisor and its counsel the opportunity to participate in drafting sessions related thereto and to review and comment thereon (the Company shall give good faith consideration to any such comments provided by the Advisor or its counsel). To the extent that the Company and its Representatives participate in drafting sessions regarding the Offering Materials, the Advisor, including its outside counsel, shall be entitled to participate in those drafting sessions. Provided that, incorporation of any comments, remarks or disclosures is at the sole discretion of the Company.

(b) The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisor’s engagement hereunder.

(c) The Company will use its commercially reasonable efforts to cause at the effectiveness of the Public Offering Materials and on the date of the Company stockholders’ meeting (“Company Stockholders Meeting”) at which approval of the Business Combination is voted upon, the Advisor to receive, and the Advisor shall be entitled to and rely upon, as a third-party beneficiary, such certificates, comfort letters (prepared pursuant to AU 634 of the Public Company Accounting Oversight Board in the case of auditor comfort letters), negative assurance letters and legal opinions from the Company and the Target and their respective legal counsel and independent registered accountants as are generally provided to underwriters in connection with underwritten public offerings of securities, provided that, for the avoidance of doubt, any comfort letters and negative assurance letters shall solely relate to the Public Offering Materials that were filed with the Commission

(d) The Company shall cause its chief executive officer and the chief financial or chief accounting officer of the Company to deliver to the Advisor a certificate certifying that (I) the representations and warranties of the Company contained in the business combination agreement executed by the Company in connection with the Business Combination (the “BCA”) are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case, such representations and warranties shall be true and correct in all respects) as of the date when made and as of the date of such certificate, as though made on and as of such date, except for such representations and warranties that speak as of a specific date or are otherwise disclosed in the Public Offering Materials and (II) the Public Offering Materials conformed in all material respects to the requirements of the Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company shall use its commercially reasonable efforts to cause the chief executive officer and the chief financial or chief accounting officer of the Target (or other Target’s officers performing such functions) to deliver to the Advisor a certificate on behalf of the Target certifying that (I) the representations and warranties of the Target contained in the BCA are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case, such representations and warranties shall be true and correct in all respects) as of the date when made and as of the date of such certificate, as though made on and as of such date, except for such representations and warranties that speak as of a specific date or are otherwise disclosed in the Public Offering Materials and (II) the Public Offering Materials and any amendments thereto conformed in all material respects to the requirements of the Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) The Company shall use commercially reasonable efforts to cause the BCA to contain covenants requiring delivery of such documentation by the Target and its counsel and auditors set forth in paragraphs (c) through (e) of this Section 3 (the “Advisor Deliverables”) and such deliverables shall be, to the extent available, provided: (1) on the date of the effectiveness of the Public Offering Materials (if applicable) and (2) on the date of the Company Stockholders Meeting, each dated the date of delivery.

(g) The Company shall not allow any of the following events to occur without delivering the Advisor Deliverables to the Advisor, in form agreed to (but unexecuted) by the Advisor at least two (2) Business Days prior to the date of the following events, in each case, dated as of the respective dates of the following events: (i) the Offering Materials to be declared effective or (ii) the Company Stockholders Meeting to take place (with any such failure of delivery, a “Delivery Default”), in each case, unless the Advisor, after being notified by Target and the Company in writing in reasonable detail of an expected Delivery Default, have had a reasonable period of time, but no less than three (3) Business Days prior to the occurrence of the relevant event (the “Resignation Period”), to take any action the Advisor deem appropriate, including without limitation, to elect to (A) resign from its role, (B) disclose such resignation publicly, and/or (C) disclose such resignation to the Commission or otherwise (in each case above at its sole and absolute discretion) as is deemed necessary by the Advisor. Notwithstanding the foregoing, nothing in this Agreement shall limit the right of the Advisor to take any action it deems appropriate, including without limitation, to resign from any or all of its capacities at any time and for any reason, in its sole and absolute discretion.

4. Representations; Warranties and Covenants.

The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the Business Combination will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

5. Indemnity.

(a) The Company (for purposes of this Section 5 and Annex I hereto, such term, for the avoidance of doubt, shall, in the event that a Closing occurs, refer to the post-Business Combination combined entity) shall indemnify the Advisor and its affiliates and its directors, officers, employees, stockholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference. Notwithstanding any contrary provision contained in this Agreement, any election hereunder or any termination of this Agreement, and whether or not this Agreement is otherwise carried out, the provisions of Section 5 and Annex I shall not be in any way affected by such election or termination or failure to carry out the terms of this Agreement or any part hereof.

(b) Notwithstanding the foregoing and Annex I, the Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the foregoing indemnity (each, a “Claim”); (ii) to waive any Claim it may have in the future; and (iii) to not seek recourse against the Trust Account with respect to any Claim.

6. Use of Name and Reports.

Without the Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to (i) the Advisor’s name or (ii) any advice rendered by the Advisor to the Company or any communication from the Advisor in connection with performance of their services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule. The Advisor hereby consents to the use of the Advisor’s name and a description of this Agreement, including a general description of the services to be provided by the Advisor hereunder and the Fees, in the Registration Statement and the preliminary and final prospectus included as a part of the Registration Statement, the Company’s registration statement filed pursuant to the Securities Exchange Act of 1934, as amended, the Company’s current reports on Form 8-K filed in connection with the IPO, the Company’s periodic reports on Forms 10-K and 10-Q, and any proxy statement, prospectus, or tender offer materials prepared by or on behalf of the Company in connection with the Business Combination.

7. Status as Independent Contractor.

The Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8. Potential Conflicts.

The Company acknowledges that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting such business.

9. Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10. Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11. Termination.

Upon ten days’ prior written notice thereof to the Company, the Advisor may terminate this Agreement. Such termination by the Advisor shall not affect (a) the Company’s obligation to reimburse the Advisor of its Reimbursable Expenses pursuant to Section 2 hereof or (b) the Company’s indemnification obligations pursuant to Section 5 hereof and Annex I hereto. The Advisor shall, to the extent it reasonably believes to be accurate and otherwise permissible by law, be entitled to take whatever other actions the Advisor deems in its discretion to be necessary or appropriate in connection with such termination, including publicly disclosing the reasons for such termination.

12. Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

13. Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect the Advisor’s right to receive the Fees and reimbursement of expenses pursuant to this Agreement.

14. Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws. In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The Company agrees that the Advisor shall be entitled to recover all of their reasonable attorneys’ fees and expenses relating to any action or proceeding and/or incurred in connection with the preparation therefor if it is the prevailing party in such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. 15. Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

If the foregoing correctly sets forth the understanding among the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

I-BANKERS SECURITIES, INC.

By:	/s/ Matthew McCloskey
Name:	Matthew McCloskey
Title:	President

AGREED AND ACCEPTED BY:

EMMIS ACQUISITION CORP.

By:	/s/ Peter Goldstein
Name:	Peter Goldstein
Title:	Chief Executive Officer

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

Indemnification

In connection with the Company’s engagement of I-Bankers Securities, Inc. (the “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Emmis Acquisition Corp. (the “Company”) hereby agrees, subject to Section 5(b) of the Agreement, to indemnify and hold harmless the Advisor and its affiliates and its partners, members, directors, officers, stockholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of stockholders), damages, liabilities and expenses incurred by any of them (including the reasonable documented fees and expenses of counsel), as incurred (each, a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) in any “road show” as defined in Section 433(h) of the Securities Act of 1933, as amended (the “Act”), or included in any proxy statement, preliminary prospectus, any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act or any prospectus (or any amendment or supplement to the foregoing), in each case used in connection with the Company merging with, acquiring shares of, engaging in a share exchange, share reconstruction, recapitalization and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading), or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Advisor, or (B) otherwise relate to or arise out of the Advisor’s activities on the Company’s behalf under the Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the documented fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for or any portion of any Claim that is finally judicially determined to have resulted from the bad faith, gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Advisor except for any Claim incurred by the Company as a result of such Indemnified Person’s bad faith, gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the documented fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the documented fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not the Advisor is an Indemnified Person), the Company and the Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Advisor on the other, in connection with the Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of the Advisor’s contribution to such Claim exceed the amount of fees actually received by the Advisor from the Company pursuant to the Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisor on the other, with respect to the Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisor is engaged to render services bears to (b) the fee paid or proposed to be paid to the Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity.